Schedule 14A

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

.........................................................................................................................................

Applied Signal Technology, Inc.
(Name of Registrant as Specified in its Charter)

Applied Signal Technology, Inc.
James E. Doyle
Vice President-Finance, CFO
400 West California Avenue
Sunnyvale, CA 94086

.........................................................................................................................................

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
.........................................................................................................................................

(2) Aggregate number of securities to which transaction applies:
.........................................................................................................................................

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
.........................................................................................................................................

(4) Proposed maximum aggregate value of transaction:
.........................................................................................................................................

(5) Total fee paid:
.........................................................................................................................................

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
.........................................................................................................................................

(2) Form, Schedule or Registration Statement No.:
.........................................................................................................................................

(3) Filing Party:
.........................................................................................................................................

(4) Date Filed:
.........................................................................................................................................

Applied Signal Technology, Inc.

Notice of Annual Meeting of Shareholders to Be Held March 9, 2005

To the Shareholders:

Notice is hereby given that the 2005 Annual Meeting of Shareholders of Applied Signal Technology, Inc. (the “Company”) will be held at the Sheraton Hotel, located at 1100 N. Mathilda Avenue, Sunnyvale, California, on March 9, 2005, at 4:00 p.m., local time, for the following purposes:

1. To elect four (4) Class I directors to hold office until the 2007 Annual Meeting of Shareholders or until their respective successors are elected and qualified.

2. To vote on a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending October 31, 2005.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on January 21, 2005 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof.

By Order of the Board of Directors

Gary L. Yancey, President and Chief Executive Officer

Sunnyvale, California
February 2, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Proxy Statement
2005 Annual Meeting of Shareholders

Applied Signal Technology, Inc.
400 West California Avenue
Sunnyvale, California 94086
(408) 749-1888

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Applied Signal Technology, Inc., a California corporation (the “Company”), of proxies for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on March 9, 2005, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and accompanying proxy are first being sent to shareholders on approximately February 4, 2005. The cost of the solicitation of proxies will be borne by the Company. The Board may use the services of the Company’s directors, officers, and others to solicit proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in so doing. The Annual Report to Shareholders for the fiscal year ended October 31, 2004, including financial statements, is being mailed to shareholders concurrently with the mailing of this proxy statement.

Voting Rights

Voting Rights. The voting securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock. Only shareholders of record at the close of business on January 21, 2005 are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 11,358,603 shares of the Company’s common stock issued and outstanding. Each shareholder of record as of that date is entitled to one vote for each share of common stock held by him or her. The Company’s bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions, and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. If an executed proxy is submitted without any instruction for the voting of such proxy, the proxy will be voted in favor of the proposals described.

Voting of Proxies. All shares represented by valid proxies received prior to the Annual Meeting will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A shareholder who signs and returns a proxy will have the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, or by appearing at the Annual Meeting and electing to vote in person.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes, and ratification of auditors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of January 7, 2005 by (i) each shareholder who is known by the Company to own beneficially more than five percent of the outstanding common stock of the Company, (ii) each of the Company’s directors and director-nominees, (iii) the Chief Executive Officer and all other executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner and Nature of Beneficial Ownership (1)	Shares Beneficially Owned	Percent of Common Stock Outstanding (2)
Neuberger Berman LLC 605 Third Avenue New York, NY 10158-3698	874,000 (3)	7.7
Barclays Global Investors, N.A. 45 Fremont St. 17th Floor San Francisco, CA 94105	765,963 (4)	6.7
Ironbridge Capital Management LLC 1 Parkview Plaza, Suite 600 Oakbrook Terrace, IL 60181-4497	683,736 (5)	6.0
Gary L. Yancey	243,292 (6)	2.1
John R. Treichler	209,948 (7)	1.8
Kenway Wong	56,572 (8)	*
Albert Ovadia	55,770 (9)	*
David Elliman	47,216 (10)	*
James E. Doyle	32,499 (11)	*
Stuart J. Whittelsey, Jr.	19,062 (12)	*
Renato F. Roscher, Jr.	17,504 (13)	*
John P. Devine	13,461 (14)	*
Robert Richardson	7,500 (15)	*
Bani M. Scribner, Jr.	5,615 (16)	*
Milton E. Cooper	0 (17)	*
Robert Blanchard	0 (18)	*
All directors and executive officers as a group (13 persons) ____________	707,989 (19)	6.2
*Less than 1 percent

(1) Except as indicated in the footnotes to this table, the persons named in the table possess sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to joint tenancy, tenancy-in-common, or community property laws, where applicable. Unless otherwise indicated, the business address of each of the beneficial owners is 400 W. California Avenue, Sunnyvale, California 94086.

(2) Calculated on the basis of 11,355,237 shares of common stock outstanding as of January 7, 2005, provided that under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options, warrants or other instruments. Any additional shares that a shareholder has the right to acquire within 60 days after January 7, 2005 are deemed to be outstanding for the purpose of calculating that shareholder’s percentage beneficial ownership.

(3) Based on information contained in Schedule 13F dated September 30, 2004 filed by Neuberger Berman LLC with the SEC on November 1, 2004. Includes 847,800 shares over which the holder has defined investment discretion and no voting authority, and 26,200 shares over which the holder has sole investment discretion, of which shares holder has sole voting authority over 23,800 shares and no voting authority over 2,400 shares.

(4) Based on information contained in Schedule 13F dated September 30, 2004 filed by Barclays Global Investors NA CA with the SEC on November 12, 2004. Includes 565,183 shares over which the holder has defined investment discretion, of which shares holder has sole voting authority over 533,676 shares and no voting authority over 31,507 shares, and 200,780 shares over which the holder has defined investment discretion and sole voting authority.

(5) Based on information contained in Schedule 13F dated September 30, 2004 filed by Ironbridge Capital Management LLC with the SEC on November 12, 2004. Includes 683,736 shares over which the holder has sole investment discretion, of which shares the holder has sole voting authority over 545,479 shares and no voting authority over 138,257 shares.

(6) Includes 36,951 shares subject to an option that is exercisable within 60 days of January 7, 2005.

(7) Includes 8,851 shares subject to options that are exercisable within 60 days of January 7, 2005.

(8) Includes 21,966 shares subject to options that are exercisable within 60 days of January 7, 2005.

(9) Includes 22,957 shares subject to options that are exercisable within 60 days of January 7, 2005.

(10) Includes 6,666 shares held by the Trust u/d Avery Rockefeller of which the reporting person is a Trustee and a member of the reporting person’s immediate family is a beneficiary, and the reporting person disclaims beneficial ownership in excess of his interest in the trust; 15,885 shares held directly; 10,604 shares held by the BAWD Foundation of which the reporting person is a Trustee, and the reporting person disclaims beneficial ownership of such shares. Includes 14,061 shares subject to options that are exercisable within 60 days of January 7, 2005.

(11) Includes 30,920 shares subject to options that are exercisable within 60 days of January 7, 2005.

(12) Includes 14,061 shares subject to options that are exercisable within 60 days of January 7, 2005.

(13) Includes 10,135 shares subject to options that are exercisable with 60 days of January 7, 2005.

(14) Includes 12,461 shares subject to options that are exercisable within 60 days of January 7, 2005.

(15) Includes 7,500 shares subject to options that are exercisable within 60 days of January 7, 2005.

(16) Includes 4,041 shares subject to options that are exercisable within 60 days of January 7, 2005.

(17) Granted 22,500 shares on March 11, 2004 of which 7,500 will be exercisable on March 11, 2005.

(18) Granted 10,000 shares on November 22, 2004 of which 2,000 will be exercisable on November 22, 2005.

(19) Includes 183,904 shares subject to options that are exercisable within 60 days of January 7, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who beneficially own more than 10 percent of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to our executive officers, directors, and more than 10 percent shareholders were complied with.

Proposal One: Election of Directors

We have a classified Board of Directors consisting of two classes of directors, with each director serving a two-year term. The articles of incorporation and bylaws of the Company, as amended to date, provide that the number of directors shall be not less than six (6) nor more than eight (8), with the exact number of directors fixed within the limits specified by a resolution of the Board of Directors. The Board of Directors has set the number of directors at seven (7). The minimum or maximum number of directors may be changed only by amendment to the articles of incorporation duly adopted by the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote and by a resolution duly adopted by the Board of Directors. Vacancies in the Board of Directors may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. A director elected by the Board of Directors to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

At the 2004 Annual Meeting, three Class II directors were elected to terms expiring in 2006. Four Class I directors were elected in 2003 to terms expiring at this year’s Annual Meeting. The Board has designated four current directors as nominees for election at this meeting as Class I directors (John P. Devine, David Elliman, Robert Richardson, and Gary L. Yancey). Directors elected at this meeting will serve until the 2007 Annual Meeting or until their respective successors are duly elected and qualified.

Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as the Board may designate.

If a quorum is present and voting, the four nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and “broker non-votes” will be counted as present for purposes of determining the presence of a quorum but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Set forth below is certain information with respect to the age and background for each of the nominees to be elected at this meeting:

Name	Positions with the Company	Age	Director Since
Class I directors:
John P. Devine	Director	67	1995
David Elliman	Director	54	1991
Robert Richardson	Director	58	2003
Gary L. Yancey	President, CEO, and Chairman of the Board	59	1984

Set forth below is certain information with respect to the age and background for each of our current directors whose terms expire at our 2006 Annual Meeting:

Class II directors:
Milton E. Cooper	Director	66	2004
John R. Treichler	Chief Technical Officer and Director	57	1984
Stuart G. Whittelsey, Jr.	Director	75	1990

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Two-Year Term Expiring at the 2007 Annual Meeting

John P. Devine

John P. Devine has been a director of the Company since May 1995. Mr. Devine served as Deputy Director, National Security Agency (NSA) for Technology and Systems from 1992 to 1995 and as Deputy Director, NSA for Research and Engineering from 1990 to 1992. From 1989 to 1990, Mr. Devine served as NSA Chief of Staff. Mr. Devine has been a consultant to the defense industry since his retirement from the NSA.

David Elliman

David Elliman has been a director of the Company since 1991. Mr. Elliman is a professional investor. He is a founding partner of Elmrock Partners, which, along with affiliates, specializes in private equity, marketable equity, structured finance, and asset securitization investments. Elmrock Partners was founded in 1982. Mr. Elliman serves on the boards of a number of private companies and is an Overseer of the College of Arts and Sciences of the University of Pennsylvania.

Robert Richardson

Robert Richardson has been a director of the Company since February 2003. From November 1997 to January 2000, Mr. Richardson was Chairman and Chief Executive Officer of Unitrode Corporation, a publicly traded semiconductor company, which was acquired by Texas Instruments, Inc. in 2000. From June 1992 to November 1997, Mr. Richardson was President of SVG Lithography (formerly Perkin-Elmer) in Connecticut, and then Vice President, New Business Development and Corporate Marketing for Silicon Valley Group. From 1988 to 1992, Mr. Richardson was the President and General Manager for the Santa Cruz Division of Plantronics, Inc., a manufacturer of communications equipment, and from 1985 to 1988, he was Director, Motorola New Enterprises. Mr. Richardson currently serves as director of Genus, Inc., a manufacturer of critical deposition processing products for the global semiconductor industry and the data storage industry.

Gary L. Yancey

Gary L. Yancey, a co-founder of the Company, has served the Company as President, Chief Executive Officer, and Chairman of the Board since the Company’s incorporation in January 1984. Prior to co-founding the Company, he was employed for ten years by ARGOSystems Inc., a manufacturer of electronic reconnaissance systems, most recently serving as Director of the Strategic Systems Division; and for seven years prior to that time as an engineer with GTE Sylvania, Inc., a defense electronics company.

Directors Continuing in Office Until the 2006 Annual Meeting

Milton E. Cooper

Milton E. Cooper has been a director of the Company since March 2004. Mr. Cooper was the President of the Federal Sector of Computer Sciences Corporation from January 1992 through February 2001. He has also served in marketing and general management positions with IBM Corporation, Telex Corporation, and Raytheon Company. Mr. Cooper currently serves as a director of Identix, Inc., a provider of fingerprint and facial recognition technology for identification of individuals, and EPlus, Inc., a business selling, leasing, and managing information technology and other assets.

John R. Treichler

John R. Treichler, a co-founder of the Company, has been a director and employee of the Company since its incorporation in 1984. He has served in the position of Senior Scientist since 1984 and as Chief Technical Officer since 1999. Prior to co-founding the Company, he worked at ARGOSystems, Inc. for seven years, most recently serving as a senior scientist in the Strategic Systems Division, and at Stanford University for three years in the Information Systems Laboratory. Prior to working at Stanford University, Dr. Treichler served for four years as an officer in the United States Navy.

Stuart G. Whittelsey, Jr.

Stuart G. Whittelsey, Jr. has been a director of the Company since 1990. Since April 1994, he has been a principal of his own consulting firm, Whittelsey Associates, which is engaged in corporate financial management. From July 1993 through April 1994, he was Chief Executive Officer of Lytton Gardens, Inc., a skilled nursing facility and seniors’ residence in Palo Alto, California. Prior to that, he was Chief Financial Officer for several high-technology firms, including Informix, Inc.; Acurex Corp.; Stanford Telecommunications, Inc.; and Watkins Johnson Company.

The Board has determined that all of the members of the Board continuing in office after this Annual Meeting are “independent directors” within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. (“NASD”), other than Mr. Gary L. Yancey and Dr. John R. Treichler, who are not considered independent because each is an executive officer of the Company.

Meetings of the Board of Directors and Board Committees

During fiscal year 2004, the Board of Directors held four meetings. The Board of Directors has an Audit Committee, Compensation Committee, and a Nominating and Governance Committee. During fiscal year 2004, the Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Nominating and Governance Committee held four meetings. No director serving on the Board in fiscal year 2004 attended less than 75 percent of such meetings of the Board and the committees on which he serves.

Audit Committee. The members of the Audit Committee during fiscal year 2004 were Stuart G. Whittelsey, Jr. (Chairman), Milton E. Cooper, David Elliman, and Robert Richardson. Mr. John P. Devine was also a member of the Audit Committee until March 2004, and Mr. Milton E. Cooper was appointed to the Audit Committee in March 2004. The Audit Committee meets at least quarterly with the Company’s management and its independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, review the adequacy of accounting and financial controls, review the Company’s critical accounting policies, and review and approve any related party transactions. In addition, the functions of the Audit Committee include retaining the independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and approving any related fee arrangements, overseeing the audit work, and reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm. The Audit Committee meets separately, at least once each quarter, with the independent registered public accounting firm and with the Chief Executive Officer. The Company maintains procedures for the receipt, retention, and handling of complaints, which the Audit Committee oversees. All of the members of the Audit Committee are independent directors within the meaning of applicable rules of the NASD and the Securities and Exchange Commission. The Board of Directors has determined that Mr. Whittelsey is an audit committee financial expert, within the meaning of Rule 4350 of the NASD.

A copy of the Audit Committee Charter adopted by the Board of Directors was filed with the Registrant’s Definitive Proxy Statement for the 2003 Annual Meeting held on March 13, 2003 and is also available through our website at www.appsig.com/finance/charter_audit.html.

Compensation Committee. The members of the Compensation Committee during fiscal year 2004 were David Elliman (Chairman), Stuart G. Whittelsey, Jr., John P. Devine, Robert Richardson, and Mr. Milton E. Cooper, who was appointed to the Compensation Committee in March 2004. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, the directors, and other executive officers of the Company; evaluates executive officer performance; approves all severance, retention, and change-in-control agreements with executive officers; and sets, reviews, and administers the compensation program for the executive officers and directors of the Company, including the grant of stock options to executive officers and directors. All of the members of the Compensation Committee are independent directors within the meaning of Rule 4200 of the NASD.

Nominating and Governance Committee. The members of the Nominating and Governance Committee during fiscal year 2004 were John P. Devine (Chairman), Robert Richardson, and Mr. Milton E. Cooper, who was appointed to the Nominating and Governance Committee in March 2004. Mr. Elliman and Mr. Whittelsey were members of the Nominating and Governance Committee until March 2004. The Nominating and Governance Committee determines the criteria for selecting new directors, considers qualified candidates for appointment and nomination for election to the Board of Directors, including candidates validly nominated by shareholders, and reviews and makes recommendations concerning qualification, appointment, and removal of committee members. In addition, the Committee oversees compliance with the Company’s Code of Business Conduct and Ethics, reviews compliance with corporate governance listing requirements established by NASDAQ, assists with annual Committee and Board self-assessments, and assists the Board in new and continuing director orientation and education. All of the members of the Nominating and Governance Committee are independent directors within the meaning of Rule 4200 of the NASD.

Director Nominations

The Company’s bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting. The Nominating and Governance Committee has adopted a policy regarding director nominations and regarding communications by shareholders with directors, including the process for evaluating director nominees proposed by shareholders. To date, the Company has not received any recommendations from shareholders requesting that the Nominating and Governance Committee (or any predecessor) consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Governance Committee considers the following factors:

  the appropriate size of the Company’s Board of Directors and its Committees;
  the perceived needs of the Board for particular skills, background, and business experience;
  the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;
  nominees’ independence from management;
  applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;
  the benefits of a constructive working relationship among directors; and
  the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Other than the foregoing, there are no stated minimum criteria for director nominees, and the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert,” that a majority of the members of the Board meet the definition of “independent director” under NASDAQ rules, and that one or more key members of management participate as members of the Board.

The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board suggestions as to individuals that meet the criteria. In addition, the Committee has engaged third parties to identify, evaluate, or assist in identifying potential nominees, and in fiscal 2003 paid $31,000 to David Powell, Inc. for its assistance in identifying potential nominees for director.

The Nominating Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 400 West California Avenue, Sunnyvale, CA 94086, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

  the candidate’s name, age, contact information, and present principal occupation or employment; and
  a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

Communication with Directors

Shareholders who wish to communicate with the Board of Directors may do so by writing to: Applied Signal Technology, Inc., Board of Directors, 400 West California Avenue, Sunnyvale, CA 94086. The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Corporate Secretary in consultation with the Chief Executive Officer and legal counsel. The Board of Directors or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Director Attendance at Annual Meetings

The Company makes every effort to schedule its Annual Meeting at a time and date to maximize attendance by directors taking into account the directors’ schedules. The Company believes that annual meetings provide an opportunity for shareholders to communicate with directors and has adopted a policy requesting that all directors make every effort to attend the Company’s Annual Meeting. Historically, more than a majority of the directors have done so; for example, 100% of the directors attended the 2004 Annual Meeting.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above, as well as a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors. Links to these materials are now available on our website at www.appsig.com/finance/corpgov.html.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the Compensation Committee, Messrs. Elliman, Cooper, Devine, Richardson, and Whittelsey are outside directors and are not and have never been employees or officers of the Company.

Report of the Audit Committee of the Board of Directors for Fiscal Year 2004

The Audit Committee consists of four directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for the NASDAQ Stock Market. The Audit Committee assists the Board in the general oversight of the Company’s financial reporting process, internal controls, and audit functions. The Audit Committee has responsibility for retaining the independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and approving any related fee arrangements with them, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of the Company’s accounting and financial controls, reviewing the Company’s critical accounting policies, and reviewing and approving any related party transactions. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles.

The Audit Committee has discussed and reviewed with the independent registered public accounting firm all of the matters required to be discussed with the Committee under professional standards, including the matters required to be discussed by Statement on Auditing Standard No. 61 (Codification of Statements on Auditing Standard, AU Section 380) and the Sarbanes-Oxley Act of 2002. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of its financial reporting.

The Audit Committee has received from Ernst & Young LLP a formal written statement describing all relationships between the auditors and the Company that might bear on Ernst & Young LLP’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the registered independent public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2004 for filing with the Securities and Exchange Commission. The Committee has also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2005.

AUDIT COMMITTEE

Stuart G. Whittelsey, Jr., Chairman
Milton E. Cooper
David Elliman
Robert Richardson

Proposal Two: Ratification of Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to serve as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2005. Ernst & Young LLP has acted in such capacity since its appointment in fiscal year 1985. Representatives of Ernst & Young LLP who will be present at the Annual Meeting will be given the opportunity to make a statement if the representatives desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Ernst &Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and services billed by Ernst & Young LLP to Applied Signal Technology, Inc. for the fiscal years ended October 31, 2004 and 2003.

	Fiscal Year 2004	Fiscal Year 2003
Audit Fees	$431,500	$317,500
Audit-Related Fees	$77,600	$10,000
Tax Fees	$0 ------------	$75,162 ------------
Total Fees	$509,100	$402,662

Audit and Audit-Related Fees

Audit fees billed for services rendered in connection with the audit of the Company’s annual financial statements were $330,000 and $241,000 for fiscal years 2004 and 2003, respectively. Fees billed for the review of the interim financial statements included in quarterly reports were $90,000 and $69,500 for fiscal years 2004 and 2003, respectively. Fees billed for S-8 filings and proxy statement reviews during fiscal years 2004 and 2003 were $11,500 and $7,000, respectively.

The audit-related fees billed for fiscal years 2004 and 2003 were for review of documentation prepared in anticipation of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and were $68,600 and $10,000, respectively. In addition, fiscal year 2004 audit-related fees included $9,000 for consultations associated with correspondence with the Securities and Exchange Commission.

Tax Fees

Tax fees billed during fiscal year 2003 were $75,162 for tax-related matters. There were no tax fees billed by Ernst & Young LLP during fiscal year 2004, as the Company has retained another accounting firm to provide tax advice.

During fiscal year 2004, there were no fees billed by Ernst & Young LLP for financial information systems design and implementation.

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining such auditor’s independence.

Policy on Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and detailed as to the particular service or category of services. The independent auditor and management periodically report to the Audit Committee regarding the extent of the services provided by the independent auditors in accordance with this approval policy.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Equity Compensation Plan Information

The Company currently maintains five compensation plans that provide for the issuance of common stock to officers and other employees, directors, and consultants. These consist of the 1991 Stock Option Plan, 2001 Stock Option Plan, 2004 Stock Incentive Plan, and 1993 Employee Stock Purchase Plan, which have been approved by shareholders, and the 2000 Stock Option Plan (the “2000 Plan”), which has not been approved by shareholders. The 1991 Stock Option Plan expired in January 2001. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of October 31, 2004.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders
1991 Stock Option Plan	351,718	$10.15	—
1993 Employee Stock Purchase Plan	—	—	767,535
2001 Stock Option Plan	421,162	$13.39	26,086
2004 Stock Incentive Plan	102,500	$26.10	497,500
Equity compensation plans not approved by shareholders
2000 Stock Option Plan	341,012 -------------	$16.42	644,936 -------------
Total	1,216,392	$14.37	1,936,057

Material Features of the 2000 Plan

As of October 31, 2004, the Company has reserved 644,936 shares of common stock for issuance under the 2000 Plan. The 2000 Plan provides for the granting of non-qualified stock options to employees and consultants with exercise prices equal to the fair market value of common stock on the date of grant. Options granted prior to August 2004 vest over five years, at a rate of 20% on the anniversary date of the grant and in equal monthly installments over the remaining 48 months. Options granted under the 2000 Plan after August 2004 vest at a rate of 20% each year from the date of grant, with full vesting at the end of five years from the date of grant. Options granted under the 2000 Plan generally have a ten-year term.

Executive Officers of Registrant

As of January 7, 2005, set forth below is certain information with respect to the age and background for each of the executive officers of the Company.

Name	Age	Position
Gary L. Yancey	59	President, CEO, and Chairman of the Board
Bani M. Scribner, Jr.	60	Chief Operating Officer
John R. Treichler	57	Chief Technical Officer
Renato F. Roscher, Jr.	52	Executive Vice President, Communications Systems Group
James E. Doyle	49	Vice President—Finance, Chief Financial Officer
Albert Ovadia	64	Vice President—Multichannel Systems Division
Kenway Wong	55	Vice President—Wireless Communications Systems Division
Robert Blanchard	48	Vice President—Electronic Systems Division

Gary L. Yancey, a co-founder of the Company, has served the Company as President, CEO, and Chairman of the Board since the Company’s incorporation in January 1984. For biographical information concerning Mr. Yancey, please see page 6.

Bani M. Scribner, Jr., joined the Company in June 1992 as senior staff reporting to the President. In November 1996, he was elected Vice President of the Strategic Systems Division. In 1999, he was elected Executive Vice President, General Manager of the Technical Operations Group and in November 2004, he was appointed Chief Operating Officer of the Company.

John R. Treichler, a co-founder of the Company, has been employed by the Company since its incorporation in January 1984. For biographical information concerning Dr. Treichler, please see page 7.

Renato F. Roscher, Jr. joined the Company in January 1987 as a Senior Engineer. In June 1995, he was promoted to Corporate Engineer and served in that capacity until January 2001 when he was promoted to Deputy General Manager of the Technical Operations Group. In November 2004, he was elected Executive Vice President of the Communications Systems Group.

James E. Doyle joined the Company in September 1991 as a Senior Contracts Administrator and was promoted to Department Manager in November 1991. In March 2000, he was elected Vice President of Finance and Chief Financial Officer.

Albert Ovadia joined the Company in April 1993 as a Senior Engineer and was promoted to Department Manager in 1994. In November 1999, he was elected Vice President of the Multichannel Systems Division.

Kenway Wong joined the Company in October 1988 as a Senior Engineer. He was promoted to Department Manager in 1989 and Division Director in 1994. In November 1997, he was elected Vice President of the Wireless Communications Systems Division.

Robert Blanchard joined the Company in November 2004 as Vice President of the Electronic Systems Division. Prior to joining the Company, he was the General Manager of Plano Microwave, Inc. (PMI), a wholly owned subsidiary of Sierra Nevada Corporation in Plano, Texas. Mr. Blanchard founded PMI in 1992, and he was President and Chief Executive Officer from 1992 until its acquisition in October 2001. PMI was involved in the design, development, manufacture, and support of electronic intelligence (ELINT) systems, communications intelligence (COMINT) systems, and intelligence, surveillance, and reconnaissance (ISR) for the United States Military and U.S. Government allies.

Executive Compensation and Other Matters

Compensation of Executive Officers

The following table sets forth information for each of the Company’s last three fiscal years concerning the compensation of the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”).

Summary Compensation Table
	Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Securities Underlying Options (#)	All Other Compensation (2)
Gary L. Yancey President and Chief Executive Officer	2004 2003 2002	$404,622 $384,809 $371,327	$180,000 $11,605 —	30,000 26,000 —	$25,224 $15,947 $20,646
Bani M. Scribner, Jr. Chief Operating Officer	2004 2003 2002	$305,922 $280,918 $265,561	$108,000 $8,912 —	20,000 19,200 —	$16,764 $6,515 $6,481
John R. Treichler Chief Technical Officer	2004 2003 2002	$268,311 $258,863 $246,780	$72,000 $7,658 —	15,000 — —	$16,879 $5,092 $17,394
Albert Ovadia Vice President, Multichannel Systems Division	2004 2003 2002	$259,088 $236,778 $224,519	$72,000 $37,642 —	15,000 16,250 —	$14,919 $5,861 $4,553
James E. Doyle Vice President, Finance; Chief Financial Officer	2004 2003 2002	$255,425 $236,778 $222,228	$72,000 $7,150 —	15,000 16,250 —	$12,418 $3,312 $3,726

(1) Consists of bonuses earned during the fiscal year and paid during the following fiscal year.

(2) Consists primarily of Company-funded Applied Signal Technology 401(k) Retirement Plan contributions plus four percent of the salary over the maximum annual federal limit, the payment of excess life insurance benefits, and certain service award payments.

Option Grants in Fiscal Year 2004

The following table contains information concerning the grants of stock options made to each of the Named Executive Officers for fiscal year 2004.

Stock Option Grants in Last Fiscal Year
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted (2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (3)	Expiration Date	5% ($)	10% ($)
Gary L. Yancey	30,000	11.9%	26.10	03/11/12	$373,848	$895,430
Bani M. Scribner, Jr.	20,000	7.9%	26.10	03/11/12	$249,232	$596,953
John R. Treichler	15,000	5.9%	26.10	03/11/12	$186,924	$447,715
Albert Ovadia	15,000	5.9%	26.10	03/11/12	$186,924	$447,715
James E. Doyle	15,000	5.9%	26.10	03/11/12	$186,924	$447,715

(1) These gains are based on assumed rates of stock appreciation of 5 percent and 10 percent, compounded annually from the date the options were granted to the date of their expiration. The gains shown are net of the option price, and do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the option holder’s continued employment through the option period, and the date that the options are exercised.

(2) All options were granted pursuant to either the Company’s 2001 Stock Option Plan or 2004 Stock Incentive Plan. Options granted prior to August 2004 fully vest at the rate of 20% after 1 year, and then in equal monthly installments over the remaining 4 years, and after August 2004 at the rate of 20% on each anniversary of the date of grant, and are fully vested at the end of 5 years. Options granted under the 2001 Stock Option Plan have a term of 10 years and under the 2004 Stock Incentive Plan have a term of 8 years, in each case so long as the optionee remains an employee of the Company.

(3) All options were granted at market value on the date of grant, represented by the last sales price of our common stock on the NASDAQ National Market on the date of grant.

Option Exercises in Last Fiscal Year and Fiscal Year 2004 Year-End Values

The following table sets forth information concerning the exercises of options to purchase our common stock in fiscal year 2004 and unexercised options held as of October 31, 2004 by each of the Named Executive Officers for fiscal year 2004.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values
			Number of Securities Underlying Options at October 31, 2004		Value of Unexercised In-The-Money Options at October 31, 2004 (1)
Name	Shares Acquired on Exercise (#) (2)	Value Realized ($) (2)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Gary L. Yancey	0	0	40,519	56,081	$726,462	$656,578
Bani M. Scribner, Jr.	17,408	$211,913	24,093	39,799	$204,630	$392,628
John R. Treichler	0	0	8,851	26,749	$164,229	$357,045
Albert Ovadia	8,751	$182,808	21,916	30,583	$352,722	$358,616
James E. Doyle	7,000	$93,718	29,879	21,371	$572,784	$192,889

(1) The closing sale price for the common stock as reported by the NASDAQ National Market on October 29, 2004 was $30.29. The value is calculated based on the difference between the option exercise price and $30.29, multiplied by the number of shares of common stock underlying the option.

(2) The values in this column are based on the last reported sale price of the common stock on the respective dates of exercise as reported by the NASDAQ National Market, less the respective option exercise prices.

Compensation of Directors

Directors who are employees of the Company are not compensated by the Company for services provided as a director. Non-employee directors are paid an annual retainer of $35,000, plus an annual fee of $2,500 to each chairman of a committee of the Board of Directors. The Company reimburses out-of-pocket travel expenses of non-employee directors not residing in the San Francisco Bay area in accordance with the Company’s travel policy. Non-employee directors are eligible to participate in the 2001 Stock Option Plan, and 2004 Stock Incentive Plan, and employee-directors are able to participate in the 2001 Stock Option Plan, the 2004 Stock Incentive Plan, 1993 Employee Stock Purchase Plan, and 401(k) Plan. Options granted to non-employee directors are not intended to qualify as incentive stock options under the Internal Revenue Code. Each newly hired non-executive director of the Company is entitled to an initial grant of options to purchase 22,500 shares of the Company’s common stock upon his or her initial election to the Board of Directors at an exercise price equal to the fair market value on such date. The initial and annual options granted to non-executive directors vest annually in three equal annual installments on the anniversary date of such grant and accelerate in full upon a change of control of the Company. A director who ceases to be a director for any reason may exercise the vested portion of his or her options within 12 months following such termination, to the extent not previously exercised. All options granted to non-employee directors under the 2001 Stock Option Plan expire 10 years following the date of grant, and under the 2004 Stock Incentive Plan expire 8 years following the date of grant.

On March 13, 2003, four non-employee directors were each granted options to purchase 22,500 shares of the Company’s common stock. In 2004, David Elliman, John P. Devine, Stuart G. Whittelsey, Jr., and Robert Richardson were each granted options to purchase 7,500 shares of common stock, and Milton E. Cooper was granted options to purchase 22,500 shares of the Company’s common stock. These options each vest over three years at the rate of one-third on each anniversary of the date of grant, and accelerate in full upon a change in control of the Company.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Executive Retention and Severance Plan

On August 18, 2004, the Compensation Committee adopted the Executive Retention and Severance Plan (the “Executive Severance Plan”), which provides certain benefits to the Company’s executive officers and key employees upon involuntary termination of employment and in connection with a change in control of Applied Signal Technology, Inc.

A participant who is terminated without cause or resigns following certain adverse changes in employment circumstances, including any such termination or resignation that occurs during a period from the first public announcement of a change in control and ending 12 months after a change in control will be entitled to specified severance benefits. In addition to accrued compensation, including any earned but unpaid prior year bonus, and benefits earned under the Company’s employee benefit and equity compensation plans, the terminated participant will receive cash severance payments equal to the aggregate of the participant’s base salary for a period of 24 months in the case of the chief executive officer, and 12 months in the case of other executive officers, plus an amount equal to the participant’s annual bonus for one year. In addition, participants will be entitled to receive for the same respective periods employer-paid health benefits substantially similar to those provided immediately prior to the termination. Provision of all such benefits is conditioned upon the participant’s execution of a release of claims against the Company and entry into a covenant not to compete with the Company set forth in a restrictive covenants agreement. The participant may elect to terminate the restrictive covenants agreement, including the termination of the non-competition agreement, in exchange for forfeiting any additional severance payments payable after such termination.

The Executive Severance Plan provides that if, in the event of a change in control of the Company, the company acquiring Applied Signal Technology does not assume the outstanding Applied Signal Technology stock options of the participants in the Executive Severance Plan or substitute equivalent options for the acquiring company’s stock, then the vesting and exercisability of the participants’ options will be accelerated in full ten days prior to, but conditioned upon, the consummation of the change-in-control transaction. Furthermore, upon a change in control, any restricted stock or restricted stock unit awards held by participants in the Executive Severance Plan will vest in full. The treatment of any other stock options or other stock-based awards held by Executive Severance Plan participants upon a change-in-control will be determined under the plans or agreements providing for such options or awards.

Following a participant’s termination of employment, the participant will be indemnified by the Company to the fullest extent permitted under applicable law and will be provided with directors’ and officers’ liability insurance (if applicable) for a period of six years, each as set forth in the Executive Severance Plan. If any payment or benefit received or to be received by the executive officer pursuant to the Executive Severance Plan or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Company will pay the executive officer only such amounts as will not exceed the amount that produces the greatest after-tax benefit to the participant.

Acceleration of Director Options upon a Change in Control

Options to purchase our common stock granted to our non-employee directors provide that in the event of a change in control of the Company, each outstanding option held by a non-employee whose service as a director has not terminated prior to such date shall be immediately exercisable and vested in full as of the date ten days prior to the change in control.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors is comprised of the five non-employee directors of the Company, Messrs. Elliman (Chairman), Cooper, Devine, Richardson, and Whittelsey. The Compensation Committee is responsible for setting and administering the policies governing compensation of the executive officers of the Company and reviews the performance of executive officers.

The Compensation Committee approves the compensation paid to the Chief Executive Officer and other executive officers of the Company, including salary, bonus, and any stock options granted to executive officers, or other long-term incentive compensation, and approves the compensation of and options granted to directors of the Company. Recommendations for annual salary for the executive officers other than the Chief Executive Officer are made to the Compensation Committee by the Company’s Chief Executive Officer (“CEO”), the Chief Operations Officer, and the Company’s Human Resources Manager. The Committee also reviews data provided by independent consultants on compensation practices at peer corporations.

Compensation Philosophy

Salaries are generally set for the executive officers by evaluating their performance, the goals established for their function, and the importance of each position to the achievement of the Company’s strategic goals, and by comparing compensation for the same positions at similarly-sized defense and electronics companies operating in similar employment markets.

Annual Base Salary and Incentive Bonuses

The compensation of the Company’s executive officers has consisted of salaries that are set toward the upper end of the appropriate salary ranges observed at similarly sized defense and electronics companies and relatively modest annual performance bonuses compared to similarly sized companies. This has resulted in total cash compensation paid to the Company’s executive officers within the range of the total cash compensation paid by similarly situated companies to executive officers at other defense and electronics companies.

With this philosophy as background, the Compensation Committee used the following criteria to establish compensation for its executive officers for fiscal year 2004. First, the Committee considered the current importance of each position held by the executive officer to the ability of the Company to achieve its strategic objectives, including the importance of the function of the group managed by the executive officer as well as the group’s management needs considering its organization and operation. Second, the Committee received and considered compensation survey data covering the total cash compensation (salary and bonus) paid by companies in the electronics industry with annual revenues similar to the Company. Finally, the Committee reviewed the evaluations of each executive officer and the CEO’s annual review of all other executive officers. All such evaluations are made in the context of the Company’s overall operating performance.

The Committee met in January 2004 to review the Company’s fiscal year 2003 financial performance and specific compensation data in order to set salaries for the executive officers for fiscal year 2004. In view of the Company’s fiscal year 2003 performance, the outlook for fiscal year 2004, and competitive market practices, the Committee approved competitive salary increases for all executive officers for fiscal year 2004.

At the beginning of fiscal year 2004, the Compensation Committee approved an annual incentive plan, pursuant to which executive officers of the Company are entitled to payment of bonuses after the fiscal year end determined by using a common objective formula based upon the entire Company’;s performance. Bonuses are paid under the incentive plan upon the achievement of a threshold performance goal, based upon the Company’s expected earnings before interest and taxes, depreciation, and amortization set forth in the operating plan for the fiscal year, with maximum award multipliers of 0% and 180% of credited levels of attainment of performance goals for the fiscal year.

After reviewing the extraordinary year-end performance of the Company for fiscal year 2004, in January 2005, the Committee ratified the payment of bonuses to the executive officers, including the CEO, pursuant to the annual incentive plan, resulting in bonus payments to the executive officers for fiscal year 2004 equal to between 27% and 44% of each such executive officer’s annual base salary. The Company’s financial performance dictated that executive officer bonuses were awarded at the maximum threshold amount under the terms of the annual incentive plan.

Long-Term Incentive Compensation

Part of the Committee’s compensation philosophy is to grant stock options for executive compensation, as well as to substantially all of the Company’s employees. The Committee believes that this will more closely align the compensation of Company executives with Company performance and the interests of shareholders, as well as with the compensation packages offered executives at other similarly sized electronics companies. At its January 2004 meeting, in recognition of the performance of the executive officers for fiscal year 2003, the Compensation Committee approved grants of stock options to the Company’s executive officers. The Compensation Committee will continue to consider stock option grants as well as awards of restricted stock in future periods, and made grants of stock options to executive officers in January 2005 in recognition of the Company’s results and the performance of the officers in fiscal year 2004. Details of option grants to executive officers made in fiscal year 2004 are disclosed in the table of “Stock Option Grants in Last Fiscal Year” on page 17.

Compliance with Section 162(m) of the Internal Revenue Code

The Company’s policy with respect to compensation paid to its executive officers is to deduct compensation that qualifies under Section 162(m) of the Internal Revenue Code, as amended, as an expense. Section 162(m) of the Internal Revenue Code and related Treasury Department regulations restrict deductibility of executive compensation paid to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the Company’s stock option plans would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors, such as this Compensation Committee. Accordingly, grants made by the Committee to executive officers qualify for the exemption. The Company expects that the Compensation Committee will generally be comprised of non-employee directors, and that to the extent such Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Committee does not believe that other components of the Company’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation.

Chairman and Chief Executive Officer Compensation

With respect to the Company’s CEO, Gary Yancey, in January 2004, the Committee evaluated his performance during fiscal year 2003 with respect to the Company’s revenues, profit margin, the size and progress of the Company’s research and development efforts, and the quality of the CEO’s management of his line managers. As a result of the favorable performance review, and in light of the Company’s financial and operating results, in January 2004, the Compensation Committee increased Mr. Yancey’s base salary to $410,000 and made him a grant of options to purchase 30,000 shares of the Company’s common stock at an exercise price of $26.10 per share. In consideration of the performance of the Company during fiscal year 2004 and in accordance with the terms of the annual incentive plan, in January 2005, the Compensation Committee approved a bonus payable to Mr. Yancey of approximately $180,000 concurrent with the bonuses payable to the other executive officers of the Company.

The Compensation Committee
David Elliman, Chairman
Milton E. Cooper
John P. Devine
Robert Richardson
Stuart G. Whittelsey, Jr.

Comparison of Shareholder Return

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s common stock with the cumulative total return of the Standard & Poor’s MIDCAP 400 Index (“S & P MIDCAP 400”) and the Standard & Poor’s Aerospace and Defense Index (“S & P Aerospace and Defense”) for the five-year period commencing on October 31, 1999, and ending on October 31, 2004.

Cumulative Total Return
10/99	10/00	10/01	10/02	10/03	10/04
100.00	73.05	104.50	96.67	224.48	334.07
100.00	131.65	115.26	109.75	143.48	159.32
100.00	125.40	91.54	93.78	107.15	129.34

* Assumes that $100.00 was invested on 10/31/99 in our common stock and in each index, and that all dividends have been reinvested. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

Shareholder Proposals to be Presented at Next Annual Meeting

Shareholder proposals may be included in the Company’s proxy materials for an Annual Meeting so long as they are provided to the Company on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in the Company’s proxy materials for the 2006 Annual Meeting, the proposal must be received at the Company’s principal executive offices (400 West California Avenue, Sunnyvale, California 94086), addressed to the Secretary, no later than October 7, 2005. Shareholder business that is not intended for inclusion in the Company’s proxy materials may be brought before the Annual Meeting so long as notice of the proposal is received as specified by the Company’s bylaws, addressed to the Secretary at the Company’s principal executive offices, no later than October 7, 2005.

Transaction of Other Business

At the date of this proxy statement, the only business that the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Gary L. Yancey, President and Chief Executive Officer

Dated: February 2, 2005